Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Kiromic Biopharma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.001 per share	457(c) and (h)	1,000,000(2)	$.038(3)	$380,000(3)	0.0000927	$35.23
						Total Fees Previously Paid		—
						Total Fee Offsets		—
						Net Fee Due		$35.23

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also be deemed to cover such additional securities which become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transactions.

(2)	Consists of 1,000,000 shares of common stock of Kiromic BioPharma, Inc., par value $0.001 per share (“Common Stock”), available for issuance under the Kiromic BioPharma, Inc. 2021 Omnibus Equity Incentive Plan.

(3)	Estimated solely for the purpose of calculating the registration fee under Rule 457(c) and (h) of the Securities Act on the basis of the average of the high and low sales price per share of Common Stock on July 22, 2022, as reported on the Nasdaq Capital Market.